                                                                    Exhibit 2.12

                                  ----------------------------------------------
                                  Norwegian Shipbrokers' Association's Memo-
                                  randum of Agreement for sale and purchase of
                                  ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
                                                     Code-name
                                                   SALEFORM 1993
                                  Revised 1966, 1983 and 1986/87.
                                  ----------------------------------------------

MEMORANDUM OF AGREEMENT

Dated: April 26, 2001

Blystad Shipholding Inc., Liberia hereinafter called the Sellers, have agreed to sell, and

General Maritime Ship Holdings Ltd. a Marshall Islands Corporation (to be renamed General Maritime Corporation hereinafter called the Buyers, have agreed to buy

Name: MT Anella

Classification Society/Class: Det Norske Veritas

Built: 1991                     By: Koyo, Japan

Flag: Liberia                   Place of Registration: Monrovia

Call Sign: ELYO9                Grt/Nrt: 52, 664 GRT

Register Number: 17363

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a telefax and other modern form of written communication.

"Classification Society" or "Class" mean the Society referred to in Line 4.

"Shares" to mean shares of common stock of the Buyers.

1. Purchase Price Repayment of indebtedness of the Vessel of USD18,000,000 ("Debt") and a number of shares as determined under Section 2.02 of the Master Vessel Contribution Agreement between Buyers and Sellers to which this Memorandum of Agreement is attached (the "Master Vessel Contribution Agreement"), using USD27,500,000 as the appraised value of the vessel (the "Appraised Value").

2. Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Appraised Value in cash within 3 (three) banking days from the date of this Agreement being signed by fax and all subjects lifted, whichever is later. This deposit shall be placed with Sellers New York Bank and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3. Payment

The said Purchase Price shall be paid in full in cash free of bank charges in the amount of the Debt to Sellers account at Christiania Bank New York and the balance to be paid in shares in exchange for the delivery documents required by Buyers. Payment method is described in the Master Vessel Contribution Agreement.

on delivery of the vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and

This contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any addition or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document recommended by BIMCO shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the Original document and this document.

Notice of Readiness has been given in accordance with Clause 5. The day on which the Notice of Readiness is given shall not be included for the purpose of counting the number of days in the preceeding sentence.

4. Inspections

a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in San Francisco on May 1, 2001 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

* 4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5. Notices, time and place of delivery

a) The Sellers shall keep the buyers well informed of the Vessel's itinerary and shall provide the Buyers with 20, 10, 7, and 5 days approximate notice of the estimated time of arrival at the intended place of underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) The Vessel shall be delivered and taken over charterfree safely afloat at a safe and accessible berth or anchorage in the range of Med not east of Greece, UK/Cont, USG, Caribs, USAC, EC Canada, WC Canada, USWC including Hawaii, Singapore-Japan range excluding North Korea and Vietnam.

in the Sellers option.

Expected time of delivery: June 1 to July 31 2001. Intention is to deliver the vessel at the first discharge port after the Buyers IPO is completed.

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): July 31, 2001

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

This contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any addition or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document recommended by BIMCO shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6. Drydocking/Divers Inspection

b)** (i) The Vessel is to be delivered without drydocking. However the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

      (ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.

      (iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable drydocking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5b). Once drydocking has taken place Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided or in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)    If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

      (i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found

This contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any addition or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document recommended by BIMCO shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

      defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.

      (ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.

      (iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

      (iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

      (v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition / recommendation are not to be taken into account.

** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on Shore and on order. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether or board or not shall become the Buyers' property. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment. Unused stores and provisions and publications shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plate, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

The Buyers shall take over remaining bunkers and unused lubricating oils in storage tanks and unbroached sealed drums and pay the sellers net purchase price including discounts

This contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any addition or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document recommended by BIMCO shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

(excluding barging expenses). Payment under this Clause shall be made at the same time and place and in cash in the same currency as the Purchase Price. The Sellers shall provide copies of such invoices together with the proposed documents as provided in clause 3 above.

8. Documentation

The place of closing: New York

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely: See clause 19

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.

This contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any addition or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document recommended by BIMCO shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery - See clause 17.

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, (continued in clause 17)

* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12. Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13. Buyers' default

Should the deposit not be in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5
a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers' representatives

After this agreement has been signed by both parties and the deposit has been lodged and subject lifted, the

This contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any addition or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document recommended by BIMCO shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at a port to be agreed on or about a time to be agreed These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.

16. Arbitration

a)*

b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.

      The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.

c)*

* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply. Clauses 17 to 19 attached hereto are to form an integral part of this agreement.

17. The class and national and /international trading certificates including SOLAS, IMS and IMO are to be clean, valid and unextended for at least 6 months from the date of delivery of the Vessel, and any continuous survey cycles are to be up to date without extensions, recommendations or exceptions by Class at the time of delivery.

      The Vessel will be in such condition that neither the port state nor flag state authorities at the port where the Vessel shall be delivered to the Buyers shall detain the Vessel from departing by reason of any physical deficiencies.

18. This Memorandum of Agreement is subject to the buyer completing an initial public offering of its Common Stock, par value USD.01 per share not later than June 15, 2001.

19. Attached is Schedule of Closing Documents (two pages).

This contract is a computer generated copy of the SALEFORM 1993 form, printed under license from the Norwegian Shipbrokers' Association, using the BIMCO Charter Party Editor. Any addition or deletion to the form must be clearly visible. In event of any modification being made to the preprinted text of this document, which is not clearly visible, the original document recommended by BIMCO shall apply. The Norwegian Shipbrokers' Association and BIMCO assume no responsibility for any loss or damage caused as a result of discrepancies between the original document and this document.

                          SCHEDULE OF CLOSING DOCUMENTS

DOCUMENTS TO BE DELIVERED BY THE SELLER:

1) Bill of Sale (two executed original counterparts) transferring title of the Vessel to the Buyers free from all encumbrances, maritime liens, or any other debts and claims, duly acknowledged and authenticated as required by Marshall Islands law.

2) Commercial Invoice describing the Vessel, the date of the MOA and the price, excluding bunkers and lubricants

3)    Bunker Invoice with copies of supports.

4) Resolutions of each of the Board of Directors and of the Shareholders certified by the corporate Secretary. The Secretary's certificate attaching the Board of Directors resolutions will be authenticated by a notary public

      (i) approving and/or ratifying the execution of the Memorandum of Agreement to sell the Vessel to the Buyer, and

      (ii) authorizing the Seller's officers or attorneys-in-fact to execute and deliver the (a) Bill of Sale, (b) the Protocol of Delivery and (c) any other delivery documents required under the Memorandum of Agreement or described in this schedule, or otherwise necessary or convenient for the purpose of concluding the sale.

5)    Power of Attorney acknowledged before a Notary Public.

6) Copies certified by the corporate Secretary of Articles of Incorporation and By-laws.

7) Certificate from the Vessel's classification society dated not more than three (3) banking days prior to the expected date of delivery, confirming the vessel is in Class without outstanding recommendations, exceptions or notations affecting Class.

8)    Certificate of Corporate Good Standing of the Seller.

9) Permission for Sale of Liberian Vessel from the Liberian Deputy Commissioner of Maritime Affairs in New York dated within the statutory validity date.

10) Certificate of Ownership and Encumbrance from the Liberian Deputy Commissioner of Maritime Affairs in New York dated on the closing date confirming the vessel is free of recorded mortgages, liens or other encumbrances.

11)   Seller's confirmation that, to the best of its knowledge the Vessel:

      (i) has not sustained grounding damage to her underwater parts since her most recent drydocking.

      (ii) is not blacklisted by the United States of America or any government, state, country or political sub-division thereof.

12)   Protocol of Delivery and Acceptance.

13) Letter of undertaking to furnish Deletion Certificate to the Buyers within 30 days after the vessels delivery in the name of Seller.

DOCUMENTS TO BE DELIVERED BY THE BUYER:

1) Resolutions of the Board of Directors certified by the corporate Secretary and duly acknowledged by a Notary Public.

      (i) Approving and/ or ratifying the execution of the Memorandum of Agreement to purchase the Vessel from the Seller, and

      (ii) Authorizing an Officer or any attorney-in-fact to accept the Bill of Sale and execute the (a) Protocol of Delivery, (b) instructions to the Seller's bank to pay the ten percent contract deposit to the order of the Seller and (c) any other delivery documents required pursuant to the MOA or described in this schedule or otherwise necessary or convenient to conclude the purchase of the Vessel.; and

      (iii) Authorizing an Officer or any attorney-in-fact to document the Vessel under the laws of the Republic of the Marshall Islands.

2)    Power of Attorney duly acknowledged before a Notary Public.

3) Instructions to the Seller's bank authorizing the release of the ten percent deposit to the order of the Seller's and any accrued interest to the order of the Buyer.

4) Payment confirmation of balance of (i) 90 % purchase price and (ii) bunkers and lubricants.

For the Buyers:                          For the Sellers:
General Maritime Ship Holding Ltd.       Blystad Shipholding Inc., Liberia


By: /s/ Peter C. Georgiopoulos           By: /s/ Erik Ostbye
    --------------------------------         ----------------------------
                                             VP, FINANCE/SECRETARY